e:\flh\vca2\nsar.GT





     This report is signed on behalf of the
Registrant in the City of Newark and State of New Jersey on the 23th day of February, 1998.



           The Prudential Variable Contract Account-2





Witness: /s/ Caren Cunningham                By:
/s/ Grace Torres
     Caren Cunningham                   Grace
Torres
     Assistant Secretary
Treasurer